EXHIBIT 99.2


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Q1 2020 speech

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q1 2020.

Prior to speaking about our financials, I'd like to talk about our corporate condition and product lines plus what we think might occur over the next several quarters.

Covid Virus: The NanoChem Subsidiary, the ENP Subsidiary and the Florida LLC investment are all engaged in producing for the agriculture sector. Therefore, we are currently considered essential services. Production and sales are continuing to meet customer orders. In hindsight, Inventory at Dec 31 2019 was too high. We were expecting growth in all product lines in 2020. Instead, the virus is likely to prevent growth or even cause small revenue reductions. We shrank our inventory and increased our cash position in Q1 by ordering less inventory than we consumed. This tactic will continue until we feel that we have the right level of inventory to suit the risks of covid.

Our NanoChem division: NCS represents more than 1/2 of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. The method of action is by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and normally grow steadily but slowly. A simple explanation of TPA's effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging.

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SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is a critical fertilizer but it is subject to loss through bacterial breakdown, evaporation and soil runoff.

SUN 27(TM) is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30(TM) is directed toward reducing nitrogen loss through leaching and evaporation.

ENP, the October 2018 acquisition: ENP is focused on sales into the greenhouse, turf and golf markets, whereas, our NCS sales are into row crop agriculture - two very distinct markets. We account for ENP as a subsidiary and, as expected, it generated consolidated revenue greater than $8 million in full year 2019. FSI booked annual pretax profits of greater than $1 MM from this division which saw moderate annual growth. The strong quarters for ENP are 2 and 3 to match the US spring and summer. Q1 2020 was stronger than the year earlier period. ENP is hoping for growth again in 2020 with the caution that it could face sales difficulties as a result of the virus.

Effect of the LLC investment announced in January: This investment was profitable, as usual. The company we invested in ordered similar amounts in Q1 2020 as it did in Q1 2019. The Company is focused on international sales into multiple countries all of which are facing different covid issues and responding in varied ways. The large number of variables prevents any useful prediction other than probable results similar to 2019.

Watersavr(TM): News regarding Watersavr(TM) trials and sales will be released if and when it occurs. As the rest of the company grows, Watersavr(TM) will become less of a focus but will remain available for sale to existing and prospective customers.

Q2 2020 and the rest of the year

TPA, SUN 27(TM) and N Savr 30(TM) for agricultural use have peak uptake in Q1 and Q2. 2020 appears to have more focus on just in time ordering which may increase or reduce Q2 sales depending on weather. Sales may also be pulled into Q3. Early buy orders in Q4 could be reduced if our customers decide to continue with just in time strategies.

Oil, gas and industrial sales of TPA are expected to be flat or mildly down in Q2 compared to the previous year while predictions regarding Q3 and Q4 are not possible under the circumstances. Like agriculture, our sales to cleaning products and water treatment are considered essential leaving only O&G as a market vertical at significant risk. The risk in O&G is not permanent loss of business, rather it is the possibility of some wells shutting down for maintenance while oil prices are low.

Tariffs: Since Sept 30th 2018, many of our raw materials imported from China have included a 10% additional tariff which rose to 25% in 2019. US customers received price increases from us as this inventory entered production. International customers are not charged the tariffs because we are applying for the export rebates available to recover the tariffs. As a result, the accumulating tariff payments to the Government are affecting our cost of goods, our cash flow and our profits negatively until the rebates are received. Rebates are very complicated to apply for and can take many months to arrive. The total dollar amount due back to us has become significant and continues to increase. The rebates will increase profitability and cash flow while

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decreasing  cost of goods  for the  future  quarters  in which the  rebates  are received. We are reasonably comfortable in predicting that some rebates will arrive in late Q2 or early Q3.

Highlights of the financial results:

Sales for the quarter decreased less than 1% to $8.43 million, compared with $8.47 million for Q1 2019. The result is a gain of 1.26 MM or 10 cents per share in the 2020 period, compared to a gain of 1.01 MM or 9 cents per share, in 2019.

Working capital is adequate for all our purposes and is expected to increase during 2020 as we book retained profit from sales. Effort will be made to reduce inventory and accounts receivable while increasing cash until the effects of the virus become more predictable. We also have a line of credit with BMO Harris Bank of Chicago. We are confident that we can execute our plans with our existing capital. The LLC investment in January 2019 was made with cash on hand provided by FSL, our Canadian operating company.

The text of this speech will be  available  on our website by Monday,  May 18th.
Email   or   fax   copies    can   be    requested    from   Jason    Bloom   at
Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.